EXHIBIT 11
                USLICO CORPORATION AND SUBSIDIARIES
                COMPUTATION OF EARNINGS PER SHARE
                        (UNAUDITED)


                                          Three Months Ended March 31
                                          ---------------------------
                                             1994           1993
                                          ----------     ----------
                                             (In thousands, except
                                                per share data)
 PRIMARY
 -------
 Net income                              $     4,889    $     4,039
                                          ==========     ==========
 Weighted average number of shares
  outstanding                                 10,762         10,755
                                          ==========     ==========

 Net income per share                    $      0.45    $      0.38
                                          ==========     ==========


 FULLY DILUTED
 -------------
 Net income - before interest adjustment $ 4,889 $ 4,039 After tax interest expense applicable
  to convertible debentures                    1,295          1,315
                                          ----------     ----------
 Net income - after interest adjustment  $     6,184    $     5,354
                                          ==========     ==========
 Weighted average number of
  shares outstanding                          10,762         10,755
 Assuming conversion of
  convertible subordinated debentures          3,360          3,360
                                          ----------     ----------
 Weighted average number of shares
  outstanding as adjusted                     14,122         14,115
                                          ==========     ==========

 Net income per share                    $      0.44    $      0.38
                                          ==========     ==========